Exhibit 8.2

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6 February 2012

Aon Corporation

200 East Randolph Street

Chicago, Illinois  60601

USA

Dear Sirs,

Aon Corporation

We have acted as U.K. tax counsel to Aon Corporation (“Aon Delaware”), a Delaware corporation, in connection with the proposed merger (the “Merger”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 12, 2012 (the “Merger Agreement”), by and between Aon Delaware and Market Mergeco Inc. (“Merger Sub”), a Delaware corporation, pursuant to which Merger Sub will merge with and into Aon Delaware, with Aon Delaware surviving as an indirect wholly-owned subsidiary of Aon Global Limited, a private limited company incorporated under English law (which will re-register as a public limited company to be named “Aon plc” or a similar name (“Aon UK”)), as described in Aon UK’s registration statement on Form S-4 (No. 333-178991) filed with the Securities and Exchange Commission (the “SEC”) on January 13, 2012 (as amended on or before the date hereof, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined and relied upon (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letter of Aon Delaware (the “Representation Letter”) delivered to us for purposes of this opinion; (iv) a ruling request (“Ruling Request”) filed with HM Revenue & Customs (“HMRC”) and referred to in the Registration Statement and subsequent correspondence related thereto; (v) a ruling letter (“Ruling”) received from HMRC in response to the Ruling Request and referred to in the Registration Statement; and (vi) such other documents and corporate records as we have deemed necessary or appropriate.  In addition, we have assumed with Aon Delaware’s consent that (i) the Merger will be consummated as described in the Registration Statement, the Merger Agreement, and the Representation Letter; (ii) the representations and statements set forth in the Registration Statement, the Merger Agreement, the Ruling Request, the Ruling, and the Representation Letter are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement set forth in the Registration Statement, the Merger Agreement, the Ruling Request, the Ruling, or the Representation Letter made “to the knowledge of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (v) no action has been, or will be, taken that is inconsistent with any representation or statement made in any of the Registration Statement, the Merger Agreement, the Ruling Request, the Ruling, or the Representation Letter.

Other than obtaining the representations and statements set forth in the Representation Letter, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion.  Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification.  In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein and in the Registration Statement, it is our opinion that, (i) transactions in Aon UK shares should qualify for the favourable stamp duty and stamp duty reserve tax treatment outlined in the Ruling; and that (ii) the discussion under the heading “Material Tax Considerations Relating to the Merger — U.K. Tax Considerations” in the Registration Statement is accurate as to all other material United Kingdom tax consequences of the Merger.

This opinion expresses our views only as to the specific U.K. tax consequences of the Merger set forth above.  It is based on U.K. legislation, caselaw and the published practice of HMRC as at the date hereof and on discussions and correspondence with HMRC regarding the proposed reorganization, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect after the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on HMRC or the courts.  Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.  Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the use of our name in the Registration Statement with respect to the discussion of the material U.K. tax consequences of the Merger.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Yours faithfully,

/s/ McDermott Will & Emery UK LLP

McDermott Will & Emery UK LLP